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                                                                    EXHIBIT 99.1

ASPENTECH DISPELS RUMOR THE COMPANY IS FOR SALE

Company refutes erroneous article in internet newsletter

CAMBRIDGE, MA--SEPTEMBER 13, 2002 -- Aspen Technology, Inc. (Nasdaq: AZPN -
News) today issued a statement discrediting an article that appeared in an internet newsletter covering process automation, which stated that AspenTech was for sale.

Larry Evans, Chairman and CEO said, "It is our normal policy not to comment on market rumors about matters such as acquisitions and other material events. However, this article included blatantly false information that the company was for sale and that an investment bank, JP Morgan, had circulated a prospectus. This information is completely untrue and the concerns this article caused among our employees and other constituents warranted issuing this statement.

"We are executing on a strategy intended to return us to operating profitability and positive cash flow as quickly as possible and I am confident that the recent changes we have implemented have put us on the right track."

The Company noted that this statement is an exception to its policy of not commenting on market rumors, and that in the future it will maintain its policy of not commenting on rumors.

ABOUT ASPENTECH

Aspen Technology, Inc. is a leading supplier of enterprise software and services to the process industries, enabling its customers to increase their margins and optimize their business performance. AspenTech's engineering solutions, incorporating Hyprotech's technologies, help companies design and improve their plants and processes, maximizing returns throughout their operational life. AspenTech's supply chain manufacturing solutions allow companies to run their plants and supply chain more profitably, from customer demand through to the delivery of the finished product. Over 1,200 leading companies rely on AspenTech's software every day to drive improvements across their most important engineering and operational processes. AspenTech's customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, GlaxoSmithKline, Lyondell Equistar, Merck, Mitsubishi Chemical, Shell and Unilever. For more information, visit http://www.aspentech.com.

Paragraphs, 2, 3, and 4 of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors that may cause AspenTech's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward- looking statements. Specifically, by way of example and without limitation, some of the statements in the third, fourth, fifth and sixth paragraphs are forward-looking statements and their achievement is subject to a number of factors including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's dependence on key employees; intense competition; AspenTech's dependence on systems integrators and other strategic partners; and other risk factors described from time to time in AspenTech's periodic reports filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or
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achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.